Item 77.H - Change in Control of Registrant


Ceasing Control of Credit Suisse Floating Rate High Income Fund A

As of October 31, 2015, Pershing ("Shareholder") owned 16,424,795 shares of the Fund, which represented 38.73% of the outstanding shares. As of April 30, 2016 Pershing owned less than 25% of the Fund, and UBS WM owned 9,791,780 shares of the Fund which represented 27.84% of the Fund. Accordingly, Shareholder has ceased to be a controlling person of the Fund.


Ceasing Control of Credit Suisse Floating Rate High Income Fund C

As of October 31, 2015, No shareholder owned 25% or more of the Fund. As of April 30, 2016 No shareholder owed 25% or more of the Fund. Accordingly, No Shareholder is considered a controlling person of the Fund.


Ceasing Control of Credit Suisse Floating Rate High Fund I

As of October 31, 2015 No Shareholder owned more than 25% of the
Fund. As of April 30, 2016 No Shareholder owned more than 25% of the Fund. Accordingly, No Shareholder is considered a controlling person of the Fund


Ceasing Control of Credit Suisse Floating Rate High Income Fund B

As of October 31, 2015, UBS WM USA owned 83,458 shares of the Fund, which represented 26.64% of the Fund. As of April 30, 2016 No
Shareholder owned more than 25% of the Fund. Accordingly, Shareholder has ceased to be a controlling person of the Fund.